		Exhibit 21.1
Flagstone Reinsurance Holdings, S.A.
List of Subsidiaries

		Ownership
		Interest Held
Subsidiary	Jurisdiction	By Immediate Parent
Flagstone (Gibraltar) Limited	Gibraltar	100.0%
Flagstone Finance SA	Luxembourg	100.0%
Flagstone Réassurance Suisse SA	Switzerland	100.0%
Island Heritage Holdings Limited	Cayman Islands	60.0%
Flagstone Reinsurance Africa Limited	South Africa	100.0%
Flagstone Alliance Insurance and Reinsurance Plc	Cyprus	100.0%
Flagstone Capital Management Luxembourg SICAF-FIS SA	Luxembourg	100.0%
IAL Leasing Ltd.	Bermuda	100.0%
Flagstone Holdings (UK) Limited	England and Wales	100.0%
Flagstone Corporate Name Limited	England and Wales	100.0%
Flagstone Syndicate Management Limited (formerly Marlborough Underwriting Agency Limited)	England and Wales	100.0%
Flagstone Capital Management (Bermuda) Limited	Bermuda	100.0%
Flagstone Underwriters Latin America Limited	Puerto Rico	100.0%
Flagstone Management Services (Halifax) Limited	Canada	100.0%
Flagstone (Mauritius) Limited	Mauritius	100.0%
Flagstone Underwriting Support Services (India) Private Limited	India	100.0%
Flagstone Representatives Limited	England and Wales	100.0%
Mont Fort Re Limited	Bermuda	100.0%
Flagstone Reinsurance (Luxembourg), SARL	Luxembourg	100.0%
Flagstone (Bermuda) Holdings Limited	Bermuda	100.0%